Exhibit 10.2

ASGN Incorporated
Second Amended and Restated
Deferred Compensation Plan

Effective Date
April 26, 2018

ARTICLE I
Establishment and Purpose
ASGN Incorporated, a Delaware corporation (the “Company”), established the Company’s Deferred Compensation Plan (the “Plan”), effective June 1, 2017. Subsequent thereto, the Plan was amended and restated from time to time, most recently effective April 26, 2018.
The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their Salary, Bonus, Long Term Incentive Plan Compensation and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by each Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees, and their beneficiaries, as applicable. The Plan is unfunded for federal tax purposes, and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Accordingly, the Plan is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer, and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors, until such amounts are distributed to the Participants.
ARTICLE II
Definitions

2.1
Account. Account means one or more bookkeeping accounts maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant, and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its Eligible Employees.

2.4	Affiliate. Affiliate means any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5	Bonus. Bonus means any cash compensation, other than Salary and any Long-Term Incentive Plan Compensation, for services performed by a Participant for a Service Recipient during the applicable Plan Year (or applicable Plan Years), whether or not paid in such Participant’s Plan Year or included on the federal income tax form W-2 for such Plan Year (or Plan Years), payable to a Participant under any Employer’s annual, semi-annual, or quarterly bonus plans, excluding any amounts that may be payable with respect to any long-term incentive plans, stock options, stock appreciation rights, and/or restricted stock. Bonus shall be calculated before any reduction for compensation voluntarily deferred or contributed by the Participant pursuant to any qualified or nonqualified plans of any Employer, other than any cafeteria plan of any Employer maintained pursuant to Code Section 125. The Committee, in its discretion, will specify the types of bonuses that may be deferred under the Plan.

2.6
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled upon the death of a Participant in accordance with the provisions of the Plan.

2.7	Board of Directors. Board of Directors means the board of directors of the Company.

2.8	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.9
Change in Control. Change in Control means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section. In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the Company, the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation as is determined in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)
A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)
The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)
The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)
A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(d)	The determination of whether an event constitutes a Change in Control shall be made in compliance with Treas. Reg. §1.409A-3(i)(5).

2.10	Change in Control Benefit. Change in Control Benefit means the benefit payable in a single lump sum following a Change in Control under the Plan as provided in Section 6.1 of the Plan.

2.11	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.12	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.13	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.14	Committee. Committee means the committee appointed by the Board of Directors or the Compensation Committee to administer the Plan. If no designation is made, the Chief

Executive Officer of the Company, or his or her delegate, shall have and exercise the powers of the Committee.

2.15	Company. Company means ASGN Incorporated a Delaware corporation.

2.16	Company Stock. Company Stock means shares of common stock issued by the Company.

2.17
Compensation. Compensation means a Participant’s Salary, Bonus, Long Term Incentive Plan Compensation and such other cash or equity based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.18	Compensation Committee. Compensation Committee means the Compensation Committee of the Board of Directors.

2.19
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement (whether in paper or electronic form) between a Participant and a Participating Employer that specifies: (a) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (b) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to: (i) 75% of Salary, (ii) 100% of Bonus and (iii) 100% of Long-Term Incentive Compensation. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.20	Death Benefit. Death Benefit means the benefit payable in a single lump sum under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.21
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals. Except as otherwise specified in the Plan, Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings. Notwithstanding any contrary Plan provision, Deferrals shall be reduced by the Committee as necessary so that they do not exceed 100% of the cash Compensation (or if needed, equity Compensation) of the Participant remaining after deduction of all applicable tax withholdings and other deductions required by applicable law.

2.22	Director. Director means a member of the Board of Directors of the Company.

2.23
Disability Benefit. Disability Benefit means the benefit payable in a single lump sum to a Participant in the event such Participant is determined to be Disabled as provided in Section 6.1 of the Plan.

2.24	Disabled or Disability. Disabled or Disability means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A, provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration. The determination of whether a Participant is Disabled shall be made in compliance with Treas. Reg. §1.409A-3(i)(4).

2.25
Discretionary Contribution. Discretionary Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Section 5.1 of the Plan. Discretionary Contributions are credited at the sole discretion of the Participating Employer, and the fact that a Discretionary Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Discretionary Contributions in subsequent years. A Discretionary Contribution may be made to one or more Participants, and the amount contributed to each such Participant may differ. Unless the context clearly indicates otherwise, a reference to a Discretionary Contribution shall include Earnings attributable to such a contribution.

2.26
Earnings. Earnings mean a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.27
Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion, who meets eligibility requirements set by the Committee for participation in the Plan.

2.28	Employee. Employee means a common-law employee of an Employer.

2.29	Employer. Employer means, with respect to Employees it employs, the Company or any Adopting Employer.

2.30
ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.31	401(k) Plan. 401(k) Plan means the 401(k) retirement savings plan made available by the Company and/or its subsidiaries to Participants, each as amended from time to time.

2.32
Long-Term Incentive Plan Compensation. Long-Term Incentive Plan Compensation means any compensation, paid in cash, in addition to Salary and Bonus, for services performed by a Participant for a Service Recipient during the applicable Plan Year (or applicable Plan Years), whether or not paid in such Participant’s Plan Year or includable on the federal income tax form W-2 for such Plan Year (or Plan Years), payable to a Participant under any Employer’s long-term incentive plan(s), stock option plan(s), stock appreciation right plan(s), restricted stock plan(s), as approved by the Committee as Compensation which may be deferred under this Plan.

2.33
Participant. Participant means an Eligible Employee who: (a) has received written notification of his or her eligibility to defer Compensation under the Plan, and (b) submits a Compensation Deferral Agreement pursuant to Article IV of the Plan. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.34	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.35	Payment Schedule. Payment Schedule means the date as of which payment of one or more benefits under the Plan will commence and the form in which payment of such benefits will be made.

2.36
Performance-Based Compensation. Performance-Based Compensation means any Bonus or other compensation amount to the extent that it is: (a) contingent on the satisfaction of pre-established organizational or individual performance criteria, (b) not readily ascertainable at the time the deferral election is made, and (c) based on services performed over a period of at least 12 months. For this purpose, performance criteria are “pre-established” if they are established in writing no later than 90 days after the commencement of the service period to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Bonus or other compensation that is paid due to the Participant’s death, or because the Participant becomes Disabled, without regard to the satisfaction of the performance criteria. Compensation is Performance-Based Compensation only if it qualifies as performance-based compensation under Treas. Reg. §1.409A-1(e).

2.37
Plan. Generally, the term Plan means the “ASGN Incorporated Deferred Compensation Plan” as documented herein, and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. §1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.38
Plan Year. For the first year, Plan Year means a period beginning on June 1, 2017 and ending on December 31, 2017, and for each subsequent year, a period beginning on January 1 and ending on December 31 of the same calendar year.

2.39
Salary. Salary means the Participant’s annual cash compensation for services performed for a Service Recipient during the applicable Plan Year, whether or not paid in such Plan Year, or included on the federal income tax form W-2 for such year, excluding bonuses, commissions, overtime, fringe benefits, stock options, stock appreciation rights, restricted stock, relocation expenses, payments of unused vacation days, long term or other incentive payments, non-monetary awards, other non-monetary compensation, severance pay, and automobile and other allowances paid to the Participant. Salary shall be calculated before any reduction for compensation voluntarily deferred or contributed by the Participant pursuant to any qualified or nonqualified plans of any Employer, other than any cafeteria plan of any Employer maintained pursuant to Code Section 125.

2.40	Separation from Service.

(a)
With respect to a Service Provider who is an Employee, Separation from Service means either (i) termination of the Employee’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Employee provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Employee provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). For purposes of determining whether a Separation from Service has occurred, the definition of “Affiliate” shall be modified by substituting 50% for 80% each place it appears in Code Section 1563(a)(1), (2) and (3), for purposes of Code Section 414(b), and each place it appears in Treasury Regulations Section 1.414(c)-2, for purposes of Code Section 414(c).

The Employee’s employment relationship is treated as continuing while the Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Employee’s period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A.

(b)
For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)
If a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

The determination of whether a Service Provider has had a Separation from Service shall be made in compliance with Treas. Reg. §1.409A-1(h).

2.44
Separation from Service Account. Separation from Service Account means one or more Accounts established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, or unless a Participating Employer has credited an Employer Contribution to a Specified Date

Account, all Deferrals and Discretionary Contributions shall be allocated to the Separation from Service Account on behalf of the Participant.

2.45	Separation from Service Benefit. Separation from Service Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.46	Service Provider. Service Provider means a Participant or any other “service provider,” as defined in Treasury Regulations Section 1.409A-1(f).

2.47	Service Recipient. Service Recipient means, with respect to a Participant, the Employer and all Affiliates.

2.48
Specified Date Account. Specified Date Account means one or more Accounts established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account,” “Short-Term Account,” or “Scheduled Distributions Account” or such other name as established by the Committee without affecting the meaning thereof.

2.49	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.50
Specified Employee. Specified Employee means certain officers and highly compensated employees of the Company as defined in Treasury Regulations Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any Plan Year shall be December 31.

2.51	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treasury Regulations Section 1.409A-1(d).

2.52
Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or the Participant’s Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

The determination of whether a Participant has had an Unforeseeable Emergency shall be made in compliance with Treas. Reg. §1.409A-3(i)(3).

2.53	Valuation Date. Valuation Date means each Business Day.

ARTICLE III
Eligibility and Participation

3.1
Eligibility and Participation. The Committee shall designate the eligibility requirements for participation in the Plan in its sole and absolute discretion, in accordance with applicable law and the terms and conditions of the Plan. The Committee’s eligibility determination may be changed from time to time. An Eligible Employee shall become a Participant (as defined in Section 2.33) upon a credit of Discretionary Contributions, if any, on behalf of such Eligible Employee. An Eligible Employee shall become eligible to accrue deferred compensation under the Plan on the date such Eligible Employee becomes a Participant.

3.2
Duration. A Participant shall continue to be eligible to make Deferrals of Compensation and receive allocations of Discretionary Contributions, if any, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or until the Committee in its discretion decides the Participant no longer is entitled to participate in the Plan. A Participant who ceases to be an Eligible Employee or who no longer is entitled to participate in the Plan but who has not Separated from Service or otherwise qualified for and received (or has had a Beneficiary receive) a complete distribution of his or her Account Balance from the Plan, shall not make further Deferrals of Compensation effective as of the first day of the Plan Year following the Plan Year in which the Participant ceases to be an Eligible Employee. Such individual may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make investment allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3
Reemployment. If a former Eligible Employee is rehired by an Employer and is again selected as eligible to participate in the Plan, he or she shall reenter the Plan on the first day of any Plan Year commencing after the date he or she is selected in accordance with the provisions of Section 3.1. If such individual meets the requirements of Treasury Regulations Section 1.409A-2(a)(7) as of such reentry date, he or she will be treated as initially eligible to participate in the Plan for purposes of Section 4.2(a). Such Eligible Employee’s reentry into the Plan shall have no impact on any distributions that have been made or are being made in accordance with Article VI. Any amounts previously forfeited from the Participant’s Accounts pursuant to this Plan shall not be restored or reinstated upon the Participant’s subsequent reentry into the Plan.

3.4
Adoption by Affiliates. An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has become an Adopting Employer. An Affiliate may become an Adopting Employer only by adopting the Plan with the approval of the Board of Directors or the Compensation Committee (or their respective authorized delegates). By adopting this Plan, the Adopting Employer shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Committee the power and responsibility to administer this Plan with respect to the Adopting Employer’s Employees, and delegated to the Company (by action of the Board of Directors or the Compensation Committee, or their respective authorized delegates) the full power to amend or terminate this Plan with respect to the Adopting Employer’s Employees.

ARTICLE IV
Deferrals

4.1	Deferral Elections, Generally.

(a)
A Participant may elect to make Deferrals of Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void, and shall have no effect with respect to such service period or Compensation. The Committee may accept or reject any Compensation Deferral Agreement and may modify it as necessary to comply with Section 2.19 prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)
The Participant shall specify on his or her Compensation Deferral Agreement the amount of the Deferral for the Plan Year, and whether to allocate the Deferral: (i) to the Separation from Service Account, (ii) to or among one or more Specified Date Accounts, or (iii) among the Separation from Service Account and one or more Specified Date Accounts. If no allocation is indicated, or if an invalid allocation is made (such as a Deferral allocated to a Specified Date Account with a distribution date occurring in the same calendar year as the Plan Year to which the Deferral election refers), the Deferral shall be allocated to the Separation from Service Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her benefits, including his or her Separation from Service Benefit and Specified Date Benefit(s), subject to the terms of the Plan. If the Payment Schedule for a Separation from Service Benefit is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be in a single lump sum and the distribution will be made as soon as is administratively practical on or after the first Business Day that follows the first January 30th following the Participant’s Separation from Service. Notwithstanding the foregoing and subject to Section 6.1(a), if a Participant is a Specified Employee on the date of such Participant’s Separation from Service, a distribution based on a Separation of Service will be made or begin no earlier than the first day of the seventh calendar month following the calendar month in which the Separation from Service occurs and then otherwise in accordance with the applicable Payment Schedule.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)
First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she shall have up to 30 days following the date on which he or she becomes eligible to participate in the Plan, to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such Plan Year. A completed Compensation Deferral Agreement described in this paragraph shall become irrevocable upon the end of such 30-day period, or upon a shorter period as determined by the Committee. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. §1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned for services performed after the date the Compensation Deferral Agreement becomes irrevocable. Any Compensation Deferral Agreement under this subsection (a) shall satisfy the requirements of Treas. Reg. §1.409A-2(a)(7).

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31st of the calendar year prior to the calendar year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation no later than December 31st of the calendar year prior to the calendar year in which such Compensation is earned.

(c)
Performance-Based Compensation. The Committee, in its sole discretion, may allow Participants to file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(a)
the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(b)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the date on which the deadline for filing such election occurs, or upon an earlier deadline as determined by the Committee. The Committee shall determine the deadline for filing such an election in compliance with Code Section 409A. Any Compensation Deferral Agreement under this subsection (c) shall satisfy the requirements of Treas. Reg. §1.409A-2(a)(8).

(d)
Short-Term Deferrals. The Committee, in its sole discretion, may allow Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. §1.409A-1(b)(4) to be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence. Any Compensation Deferral Agreement under this subsection (d) shall satisfy the requirements of Treas. Reg. §1.409A-2(a)(4).

(e)
Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee, in its sole discretion, may a allow a Participant to elect to defer such Compensation on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required 12-month service period as a result of the Participant’s death or disability (as defined in Treasury Regulations Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treasury Regulations Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section. Any Compensation Deferral Agreement under this subsection (e) shall satisfy the requirements of Treas. Reg. §1.409A-2(a)(5).

(f)
“Evergreen” Deferral Elections. Deferral elections under the Plan are effective for a single Plan Year; new elections must be made in order to defer Compensation during the following Plan Year. However, the Committee, in its sole discretion, may change this protocol by providing in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent Plan Year or performance period, as applicable. In such event, such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Separation from Service Account. The Committee may, in its discretion, establish and announce in writing a minimum deferral period for the establishment of a Specified Date Account.

4.4
Deductions from Compensation. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferral election: (a) for the balance of the Plan Year in which an Unforeseeable Emergency (as defined in Section 2.52) occurs in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), (b) if the Participant receives a hardship distribution under the 401(k) Plan or any other qualified 401(k) plan maintained by an Affiliate in accordance with Treas. Reg. §1.401(k)-1(d)(3) (relating to in-service distributions of 401(k) plan elective contributions as a result of an immediate and heavy financial need), in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), or (c) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph) in accordance with Treas. Reg. §1.409A-3(j)(4)(xii).

ARTICLE V
Discretionary Contributions

5.1
Discretionary Contributions. A Participating Employer may credit one or more Discretionary Contributions to a Participant in such amounts and at such times as are determined by the Committee from time to time in its sole discretion. Any such amounts shall be credited at the sole discretion of the Committee, and the fact that a Discretionary Contribution is credited in one year shall not obligate the Participating Employer or the Committee to continue to make such Discretionary Contributions in subsequent years. Any such Discretionary Contributions shall be subject to the approval of the Board of Directors or the Compensation Committee to the extent required by applicable law. Neither the Participating Employer nor the Committee shall have any obligation to make any such Discretionary Contributions or to make them on a consistent basis among similarly-situated Participants. Any Discretionary Contributions credited to a Participant’s Account pursuant to this Section shall be credited on a date or dates to be determined by the Committee in its sole and absolute discretion, and the crediting date or dates may be different for different Participants. Unless the context clearly indicates otherwise, a reference to Discretionary Contributions shall include Earnings attributable to such contributions. Any Discretionary Contribution will be credited to a Participant’s initial Separation from Service Account, unless the Committee, in its sole discretion, elects in writing on or before the date on which the Participant obtains a legally binding right to such Discretionary Contribution (which election shall be irrevocable on such date) to credit the Discretionary Contribution to another Separation from Service Account or to the Participant’s Specified Date Account.

5.2
Vesting of Discretionary Contributions. A Participant shall be vested in his or her Discretionary Contributions described in this Section 5.1, if any, in accordance with the vesting schedule(s) established by the Committee, at the time such amount is first credited to the Participant’s Account under this Plan. The Committee may, at any time, in its sole and absolute discretion (subject to any approval by the Board of Directors or the Compensation Committee required by applicable law), increase a Participant’s vested interest in a Discretionary Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section shall be forfeited immediately following the Separation from Service.

ARTICLE VI
Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)
Separation from Service Benefit. Upon the Participant’s Separation from Service, he or she shall be entitled to a Separation from Service Benefit with respect to his or her Separation of Service Account(s), except to the extent he or she experiences a death or Disability, or there is Change in Control, prior to the complete distribution of such account(s). The Separation from Service Benefit shall be equal to the vested portion of the Participant’s Separation from Service Account(s), and the vested portion of any Specified Date Accounts with respect to which payments have not yet commenced at the time of the Separation from Service, based on the value of those account(s) as of the last Business Day of the calendar month immediately preceding the calendar month of distribution. Payment of the Separation from Service Benefit will be made (or begin in the case of installments) according to the Participant’s Deferral election within 30 days of the last Business Day of: (i) the first January or July (if applicable) after the calendar year of the Participant’s Separation from Service, provided the distribution may not be made (or begin in the case of installments) prior to the date that is 6 months after the Participant’s Separation from Service, or (ii) the second January following the calendar year of the Participant’s Separation from Service. If the Separation from Service Benefit is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date such payments commence. Notwithstanding the foregoing, if a Participant experiences a death or Disability, or there is Change in Control, prior to the complete distribution of each Separation from Service Account, all such accounts will be distributed in a single lump sum according to the applicable provisions of this Plan.

(b)
Specified Date Benefit. If the Participant has established one or more Specified Date Accounts and has not experienced a Separation from Service prior to the date designated for distribution for such Specified Date Account(s), he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. Such Specified Date Benefit shall be distributed at the time and in the form elected by the Participant, including, but not limited to Specified Date Accounts that have commenced but not concluded distribution at the time of the Participant’s Separation from Service. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account(s), based on the value of that Account as of the end of the calendar month next preceding the calendar month of distribution. Payment of the Specified Date Benefit will be made (or begin in the case of installments) as soon as is administratively practical after the last Business Day of January of the calendar year selected by the Participant in his or her Compensation Deferral Agreement. If the Specified Date Benefit is to be paid in the form of installments, any subsequent installment payments will be paid as soon as is administratively practical on or after the first Business Day that follows the anniversary of the date described in the immediately preceding sentence. Notwithstanding the foregoing, if a Participant experiences a death or Disability, or there is Change in Control, prior to the complete distribution of each Specified Date Account(s), all such accounts will be distributed in a single lump sum according to the applicable provisions of this Plan.

(c)
Disability Benefit. In the event that a Participant becomes Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Separation from Service Account(s) and the vested portion of the unpaid balances of any Specified Date Account(s). The payment date for the Disability Benefit shall be as soon as administratively practical on or after the first Business Day of the calendar month next following the calendar month in which the Committee determined that the Participant has become Disabled, and the Disability Benefit shall be based on the value of the Accounts as of the last day of the calendar month in which the Committee makes a determination as to the Participant’s Disability. The Disability Benefit shall be paid in a single lump sum.

(d)
Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Separation from Service Account(s) and the vested portion of the unpaid balances of any Specified Date Account(s). The payment date for the Death Benefit shall be as soon as administratively practical on or after the first Business Day of the calendar month next following the calendar month in which the Committee is notified of, and provided reasonably satisfactory proof of, the Participant’s death, and the Account(s) will be valued as of the end of the calendar month in which such notification and proof are received. The Death Benefit shall be paid in a single lump sum.

Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries in connection with the Plan. If a Participant is married and names someone other than his or her spouse as a primary Beneficiary with respect to any portion of his or her Accounts, spousal consent shall be required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. A Participant may change or revoke a Beneficiary designation by delivering to the Committee a new designation (or revocation). Any designation or revocation shall be effective only if it is received in proper form by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to any Employer on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Death Benefit shall be payable (i) to his or her surviving spouse, or (ii) if the Participant is not survived by his or her spouse, to his or her estate. A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

(e)
Change in Control Benefit. In the event of a Change in Control, a Participant shall be entitled to a Change in Control Benefit. The Change in Control Benefit shall be equal to the vested portion of the Separation from Service Account(s) and the vested portion of any undistributed Specified Date Account(s), based on the value of those Accounts as of the end of the calendar month next proceeding the calendar month of distribution. The payment date for the Change in Control Benefit shall be as soon as administratively practical on or after the first Business Day of the calendar month next following the calendar month of the Change in Control. The Change in Control Benefit shall be paid in a single lump sum.

(f)
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of Deferrals under the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant's Separation from Service Account until depleted and then from the vested portion(s) of the Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. No Participant may receive more than one distribution on account of an Unforeseeable Emergency in any Plan Year. A Participant who receives a distribution on account of an Unforeseeable Emergency, and who is still employed by an Employer shall be prohibited from making Deferrals for the remainder of the Plan Year in which the distribution is made.

(g)
Code Section 409A. Notwithstanding anything to the contrary contained in this Plan, any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).

6.2	Form of Payment.

(a)	Separation from Service Benefit.

(i)
A Participant’s Separation from Service Benefit shall be paid in a single lump sum, unless the Participant elects during his or her initial enrollment in the Plan to receive substantially equal annual installments over a period of two to ten years.

(ii)
Prior to a Plan Year, the Committee may permit, in its sole discretion, the creation of an additional Separation from Service Account for that Plan Year. If so created, a Participant may elect with respect to the Deferrals (including Deferrals allocated to Company Stock), and Employer Contributions allocated to such Account any of the permitted forms of payment set forth in Section 6.2(a) above. Each such election shall be made on the Compensation

Deferral Agreement that pertains to that Plan Year. Any Deferrals allocated to Specified Date Accounts for such Plan Year will continue to be paid at the time and in the manner specified in Section 6.1(b).

(b)
Specified Date Benefit. The Specified Date Benefit shall be paid as set forth in Section 6.1(b) in a single lump sum, unless the Committee, in its sole discretion, allows the Participant to elect on the Compensation Deferral Agreement with which the Account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant.

(c)
Disability Benefit. In the event of the Participant’s Disability, he or she shall be entitled to a Disability Benefit as set forth in Section 6.1(c). The Disability Benefit shall be payable in a single lump sum.

(d)
Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit as set forth in Section 6.1(d). The Death Benefit shall be payable in a single lump sum.

(e)
Change in Control Benefit. In the event of a Change in Control, a participant shall be entitled to receive a Change in Control Benefit as set forth in Section 6.1(e). The Change in Control Benefit shall be payable in a single lump sum.

(f)
Small Account Balances. Notwithstanding any contrary Plan provision, the Committee shall pay the vested portion of the Participant’s Accounts on the designated payment commencement date in a single lump sum if the Participant’s vested Account Balance in the Plan (together with any amounts deferred under any other nonqualified deferred compensation plan that must be aggregated with the Accounts pursuant to Treasury Regulations Section 1.409A-1(c)), determined as of the Participant’s Separation from Service is not greater than $25,000, provided the payment represents the complete liquidation of the Participant’s interest in the Plan together with any plan with which the Accounts must be aggregated as described above.

(g)
Amounts allocated to Company Stock. Any portion of a Participant’s Account that is payable in Company Stock in accordance with Section 8.6 shall be paid according to the Participant’s Separation from Service election in an equivalent number of shares of Company Stock at the time distribution is otherwise scheduled to commence hereunder.

(h)
Rules Applicable to Installment Payments. If a Payment Schedule specifies substantially equal installment payments, annual payments will be made beginning as of the payment commencement date for such installments, and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (i) by (ii), where (i) equals the vested Account Balance as of the Valuation Date and (ii) equals the remaining number of installment payments. For purposes of this subsection (h), the term “Valuation Date” means a date that is at the end of the calendar month preceding the month in which the distribution is made, or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A.

For purposes of Article VI, installment payments will be treated as a single form of payment.

6.3
Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulations Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulations Section 1.409A-2(b)(7). Subject to the following sentence, if the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid only in a single lump sum, and such amounts will be subtracted from the Participant’s Accounts. Any domestic relations order will have effect under the Plan only if the Committee determines that it complies with such policies and procedures as the Committee (in its discretion) may specify from time to time.

6.4
Distributions Treated as Made Upon a Designated Event. If the Company fails to make any distribution on account of any of the events listed in Section 6.1, either intentionally or unintentionally, within the time period specified in Section 6.2, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in Section 6.2 pursuant to Treasury Regulations Section 1.409A-3(d). In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treasury Regulations Section 1.409A-3(g).

6.5
Deductibility. All amounts distributed from the Plan are intended to be deductible by the Company or a Participating Employer. If the Committee determines in good faith that all or a portion of any distribution will not be deductible by the Company or a Participating Employer solely by reason of the limitation under Section 162(m) of the Code, then such distribution to the Participant will be delayed until the first year in which it is deductible.

ARTICLE VII
Modifications to Payment Schedules

7.1
Participant’s Right to Modify. A Participant may modify any or all of the Payment Schedules with respect to the Participant’s Separation from Service Account(s) or Specified Date Account(s), consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII and Code Section 409A and Treas. Reg. §1.409A-2(b). Modifications of Payment Schedules with respect to Accounts not explicitly identified in the immediately preceding sentence are not permissible under the Plan.

7.2
Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification in accordance with Treas. Reg. §1.409A-2(b)(1)(iii).

7.3	Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule (or, in the case of installment payments treated as a single payment, five years after the first amount was scheduled to be paid) in accordance with Treas. Reg. §1.409A-2(b)(1)(ii). Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4
Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and shall not become effective until 12 months after such date in accordance with Treas. Reg. §1.409A-2(b)(1)(i).

7.5
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1
Valuation. Deferrals shall be credited to appropriate Accounts on or about the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Discretionary Contributions shall be credited at the time or times determined by the Committee in its sole discretion. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2
Adjustment for Earnings. Each Account will be adjusted to reflect Earnings on each Business Day. Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the Account allocated to such option (“investment allocation”).

8.3
Investment Options. The options for the deemed investment of Accounts will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add, remove or substitute investment options from the Plan from time to time; provided however, that any such additions, removals or substitutions of investment options shall not be effective with respect to any period prior to the effective date of such change. In addition, following a Change in Control, the Committee may add or remove an investment option, provided however, that (i) any decision to add or remove an investment option shall be made in good faith, and (ii) there shall at all times be no less than the number of investment options that existed immediately prior to the Change of Control.

8.4
Investment Allocations. Notwithstanding anything else in this Plan to the contrary, a Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify a deemed investment allocation for each of his or her Accounts in accordance with procedures established by the Committee in its discretion and from time to time. Unless otherwise determined by the Committee, (a) allocation among the investment options must be designated in increments of 1%, and (b) the Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be deemed invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee in its discretion.

8.6
Company Stock. Notwithstanding any provision herein to the contrary, if a Participant elects to defer payment under the Plan of an award that by its terms is payable in Company Stock, such payment shall be made in shares of Company Stock at the time and in the manner prescribed under the Plan. The award will continue to be subject to the adjustment provisions of the applicable plan and/or award agreement. In the event that the Company Stock is no longer publicly traded, the Committee may make reasonable provision for such award to be paid in cash or other property as appropriate in the circumstances. In no event shall any portion of any such deferral be allocated to any investment option offered under the Plan.

8.7	Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.

ARTICLE IX
Administration

9.1
Plan Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan, including the authority and ability to delegate administrative functions to a third party. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2
Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

9.3
Powers of Committee. The Committee shall have all powers and discretionary authority necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers and discretionary authority:

(a)
To interpret and determine the meaning and validity of the provisions of the Plan, and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan, or any amendment thereto;

(b)	To determine any and all considerations affecting the eligibility of any Employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more separate Accounts to be maintained for each Participant;

(d)	To cause Deferrals and Discretionary Contributions, if applicable, as well as deemed Earnings thereon, to be credited to Participants’ Accounts;

(e)	To establish and revise an accounting method or formula for the Plan;

(f)	To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(g)	To employ such counsel, agents, and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(h)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(i)	To arrange for periodic distribution to each Participant of a statement of benefits accrued under the Plan;

(j)	To publish a claims and appeal procedure satisfying the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(k)
To determine the form, manner and time for making elections under the Plan (provided that the deadlines prescribed by the Committee may be earlier, but not later, than the deadlines otherwise specified in the Plan);

(l)
To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m)	To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

9.4
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company immediately prior to the Change in Control (the “Ex-CEO”) shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

After a Change in Control, no member of the Committee may be removed (and/or replaced) by the Company without the consent of either (a) 2/3 of the members of the Board of Directors and a majority of Participants and Beneficiaries with Account Balances or (b) the Ex-CEO or, in the event the Ex-CEO is no longer a Participant, his or her appointee who is a Participant.

The Participating Employers shall, with respect to the Committee identified under this Section: (a) directly pay all reasonable expenses and fees of the Committee (or promptly reimburse the Committee, with all such reimbursements to be made in a manner that avoids subjecting the Committee to any taxes, costs or income inclusion under Code Section 409A), (b) indemnify the Committee (including individuals serving as Committee members) in accordance with Section 9.6, and (c) supply full and timely information to the Committee on all matters related to the Plan, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.5	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes or other amounts required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.6
Indemnification. The Participating Employer shall indemnify and hold harmless each employee, officer, member of the Board of Directors, member of the Compensation Committee, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Compensation Committee and its agents, and the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any individual or entity if his or her or its actions or failure to act were not taken or omitted in good faith. Further, the Participating Employer shall have the right to direct and control any settlement or compromise of any action under this Section 9.6.

9.7
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.8
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final, conclusive and binding upon all persons having any interest in the Plan, and shall be given the maximum deference permitted by law.

9.9
Eligibility to Participate. No member of the Committee who also is an Eligible Employee shall be excluded from participating in the Plan, but as a member of the Committee, he or she shall not be entitled to act or pass upon any matters pertaining specifically to his or her own Account.

9.10
Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Participating Employers.

ARTICLE X
Amendment and Termination

10.1
Termination. The Company and each other Participating Employer intend to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Company and the other Participating Employers, and the Participating Employers do not guarantee to continue the Plan. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan (or the sponsorship of another Participating Employer) and/or to terminate the Plan at any time with respect to any or all of its participating Eligible Employees, by action of the Board of Directors. Upon the termination of the Plan with respect to any Participating Employer, the participation of the affected Participants who are employed by that Participating Employer shall terminate. However, after the Plan termination, the Account Balances of such Participants shall continue to be credited with Deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article VIII. The investment options available to Participants following the termination of the Plan shall be comparable in number and type to those investment options available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix), the Company may provide that, upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Treasury Regulations Section 1.409A-3(j)(4)(ix).

10.2	Amendments.

(a)
The Company, by action taken by the Board of Directors or its authorized delegates, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a Separation from Service on such date). The Compensation Committee or its authorized delegates shall have the authority to amend the Plan for the purpose of: (i) conforming the Plan to the requirements of law (which amendments, notwithstanding any provisions in this Section 10.2 to the contrary, may also be made without the consent of any Participant or any other individual or entity), (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Compensation Committee’s (or its delegates’) interpretation of the document, and (iv) making such other amendments as the Board of Directors or its authorized delegates may authorize.

(b)
Notwithstanding anything to the contrary in the Plan, if and to the extent the Compensation Committee or its authorized delegates shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Compensation Committee or its authorized delegates shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the vested amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:

(i)
Any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).

(ii)	Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.

(iii)	Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.

(iv)	Any such amendment, modification, cancellation, or termination of the Plan that may adversely affect the rights of a Participant without the Participant’s consent.

ARTICLE XI
Informal Funding

11.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in any assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Director, Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employers.

11.2
Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a “rabbi trust,” as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employers or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
Claims

12.1
Claim Procedure. A Participant or Beneficiary (the “Claimant”) must file with the Committee a written claim for Plan benefits if the Claimant believes he or she has not received the benefits he or she is entitled to receive.

(a)
In General. Notice of a denial of a claim for benefits (other than benefits due to Disability) will be provided by the Committee to the Claimant within 90 days after the Committee’s receipt of the Claimant's written claim for benefits, provided that the Committee, in its discretion, may determine that an additional 90-day extension is warranted if it needs additional time to review the claim due to special circumstances. In such event, the Committee shall notify the Claimant prior to the end of the initial 90-day period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.

(b)
Disability Claims. Notice of a denial of a claim for benefits due to Disability (a “Disability Claim”) will be provided within 45 days of the Committee’s receipt of the Claimant’s Disability Claim. If the Committee determines that it needs additional time to review the Disability Claim due to matters beyond the control of the Committee, the time period for making a determination may be extended for up to 30 days. In such event, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45 day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30 day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30 day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline

(c)	Contents of Notice. If a Claimant’s request for benefits is denied, the notice of denial shall be in writing and shall contain the following information:

(i)	The specific reason or reasons for the denial in plain language;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the claims review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(vi)
In the case of a complete or partial denial of a Disability Claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision.

12.2	Appeal of Denied Claims.

(a)
In General. A Claimant whose claim (other than a Disability Claim) has been wholly or partially denied shall be entitled to appeal the claim denial by filing a written appeal to the Committee within 60 days after Claimant’s receipt of the Committee’s decision denying the claim. Any claim filed more than 60 days after Claimant’s receipt of the decision will be untimely. A Claimant who timely appeals a denied claim will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant’s appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the Claimant’s written appeal, provided that the Committee may determine that an additional 60-day extension is necessary due to special circumstances, in which event the Committee shall notify the Claimant prior to the end of the initial 60-day period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.

(b)
Disability Claims. An appeal of a denied Disability Claim must be filed in writing with the Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Committee shall: (i) not afford deference to the initial denial of the Disability Claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s Disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Committee shall make its decision regarding the merits of the denied Disability Claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied Disability Claim.

(c)
Contents of Notice. If the Claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the Claimant of such denial. The written notice shall include the following information:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim; and

(iv)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(v)
For the denial of a Disability Claim, the notice will also include a statement that the Committee will provide, upon request and free of charge, (A) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (B) any medical opinion relied upon to make the decision and (C) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

12.3
Relevance. For purposes of Section 12.1 and Section 12.2, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:

(a)	were relied upon in making the benefit determination;

(b)
were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(c)	demonstrate compliance with the administrative processes and safeguards required pursuant to Section 12.1 and Section 12.2 regarding the making of the benefit determination.

12.4
Six Month Deadline for Filing Suit. A Claimant dissatisfied with the Committee’s decision upon appeal under Section 12.2 must file any lawsuit challenging that decision no later than six months after the Committee mails the notice of denial, regardless of any state or federal statues establishing provisions relating to limitations on actions. Any suit brought more than six months after the denial on appeal shall be deemed untimely. In ruling on any such suit, the court shall uphold the Committee’s determinations unless they constitute an abuse of discretion or fraud. No Claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he or she first has exhausted the procedures set forth in Sections 12.1 and 12.2.

12.5	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

ARTICLE XIII
General Provisions

13.1
Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

A Participating Employer may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting such Participating Employer without the consent of the Participant or any other individual or entity.

13.2
No Legal or Equitable Rights or Interest. No Participant or other person or entity shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of a Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.

13.3
No Guarantee of Tax Consequences. While the Plan is intended to provide U.S. income tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes, costs and penalties that may arise in connection with this Plan (including any taxes arising under Code Section 409A). No Participating Employer or any of their directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes, penalties or costs. No Participating Employer makes any representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiary(ies) resulting from eligibility for, or participation in, the Plan.

13.4
No Effect on Service. Neither the establishment or maintenance of the Plan, the making of any Deferrals nor any action of a Participating Employer or the Committee, shall be held or construed to confer upon any individual: (a) any right to be continued as an employee or (b) upon dismissal, any right or interest in any specific assets of any Participating Employer or the Committee other than as provided in the Plan. Each Participating Employer expressly reserves the right to discharge any employee at any time, with or without cause. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and any Participating Employer.

13.5
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

ASGN INCORPORATED
26745 MALIBU HILLS ROAD
CALABASAS, CALIFORNIA 91301
ATTN: CHIEF LEGAL OFFICER

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.6	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.7
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.8
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored to the extent permitted by Code Section 409A.

13.9
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (a) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (b) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Participating Employers, and the Plan from further liability on account thereof.

13.10
Governing Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the Internal Revenue Code and other applicable federal law, and to the extent not preempted by federal law, with the laws of the State of California (other than California’s conflict of laws provisions).

13.11
Compliance with Code Section 409A. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted, to the extent possible, to comply with Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 26th day of April, 2018.

ASGN Incorporated

By: Jennifer Hankes Painter

Its: SVP, Chief Legal Officer and Secretary